EXHIBIT 99.1
For release at 6:30 am ET
Contact:
Shari Lovell, Director, Shareholder Services — 978.657.7500 Ext. 1121
Chad Rubin, Investor Relations Contact, The Trout Group LLC — 646.378.2947
Media contact:
Lauren Townsend, Spectrum Science Communications — 202.955.6222 Ext. 2510
DUSA ANNOUNCES STIEFEL’S RECEIPT OF PRICING APPROVAL OF LEVULAN PDT IN BRAZIL
Commercial Launch to Follow
WILMINGTON, Mass. — March 6, 2008 — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA), received notice on March 5, 2008 that Stiefel Laboratories, Inc., DUSA’s marketing partner for Latin America, has now received final pricing approval for Levulan® (aminolevulinic acid HCl) Kerastick® for Photodynamic Therapy (PDT) for the treatment of actinic keratoses (AKs) in Brazil by the Regulatory Chamber of Medicines (Câmara de Regulação do Mercado de Medicamentos) (CMED). The market launch of Levulan PDT in Brazil is expected to follow shortly. Stiefel previously received regulatory approval for Levulan Kerastick from ANVISA (Agencia Nacional de Vigilancia Sanitaria) in 2006.
“The pricing approval and upcoming market launch of Levulan PDT in Brazil marks an important step toward bringing this unique treatment option to the dermatology community in Brazil,” said Robert Doman, President and CEO of DUSA. “We are very optimistic about the potential for Levulan PDT in the Brazilian marketplace and we will continue to work closely with Stiefel to bring Levulan PDT to additional Latin American countries in the coming year.”
-more-

In Latin America, Stiefel has also received regulatory approval for Levulan in Argentina, Mexico, Chile and Colombia with approvals and subsequent product launches in additional markets scheduled to follow within the next several months.
“We are very excited to bring Levulan Kerastick PDT to the Brazilian market,” said Charles W. Stiefel, CEO and Chairman of the Board, Stiefel Laboratories. “We believe that our close relationships with healthcare providers in Brazil, coupled with our leading marketing and sales teams, will optimize Levulan Kerastick PDT sales and profits for both companies.”
About Actinic Keratoses
Actinic keratoses (AKs) are rough-textured, dry, scaly patches on the skin, caused by excessive exposure to ultraviolet (UV) light, such as sunlight. They are often referred to as “sun spots” and they occur most frequently on sun exposed areas such as the face, scalp, ears, neck, hands and arms, and are generally viewed as precancerous lesions.
About Levulan Photodynamic Therapy (PDT)
Levulan PDT is a unique 2-step treatment for Grade 1 or 2 actinic keratoses (AKs that have not yet become enlarged and thick) of the face or scalp. In the U.S., the therapy consists of treatment with Levulan® Kerastick® Topical Solution, 20% followed by illumination with DUSA’s BLU-U® brand light source.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or 2 actinic keratoses of the face or scalp, and is being studied for the treatment of acne. DUSA’s other dermatology products include ClindaReach™ and Nicomide®. DUSA is also researching additional indications for internal uses of Levulan PDT. DUSA is based in

Wilmington, Mass. Please visit the company’s website at www.dusapharma.com for more information.
About Stiefel Laboratories, Inc.
Founded in 1847, Stiefel Laboratories (a privately held company) is the world’s largest independent pharmaceutical company specializing in dermatology. The company manufactures and markets a variety of prescription and non-prescription dermatological products. Some of the newest and best-known brands include Duac® Topical Gel (clindamycin, 1% — benzoyl peroxide, 5%); Evoclin® (clindamycin phosphate) Foam, 1%; Luxiq® (betamethasone valerate) Foam, 0.12%; MimyX®; Olux™ (clobetasol propionate) Foam, 0.05%; Olux-E™ (clobetasol propionate) Foam, 0.05%; Soriatane® (acitretin) capsules; Verdeso™ (desonide) Foam, 0.05%; Brevoxyl® Creamy Wash (benzoyl peroxide, 4% or 8%) packaged in the convenient new Brevoxyl Acne Wash Kit; Oilatum®; Physiogel®; Stieprox® (ciclopirox olamine); and Sarna®. Its wholly-owned global network is comprised of more than 30 subsidiaries, manufacturing plants in six countries, research and development facilities on four continents, and products marketed in more than 100 countries around the world. Stiefel Laboratories supplements its R&D efforts by seeking strategic partnerships and acquisitions around the world. To learn more about Stiefel Laboratories, Inc. visit www.stiefel.com.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the timing of the launch of the product, working with Stiefel to open new Latin American markets, and beliefs regarding sales and profits. Furthermore, the factors that may cause differing results include reliance on third parties, the uncertainties of the regulatory approval process, market acceptance of our product, reliance on third party manufacturers, and other risks identified in DUSA’s SEC filings from time to time.
###